EXHIBIT 99.1
Contact at 214-432-2000
Michael R. Haack
President and CEO
D. Craig Kesler
Executive Vice President & CFO
Robert S. Stewart
Executive Vice President

News For Immediate Release

EAGLE MATERIALS ANNOUNCES RECORD FISCAL 2022 RESULTS

Record revenue of $1.9 billion, up 15%

Record EPS of $9.14, up 14%

Increase in Share Repurchase Authorization

DALLAS, TX (May 19, 2022) Eagle Materials Inc. (NYSE: EXP) today reported financial results for fiscal year 2022 and the fiscal fourth quarter ended March 31, 2022. Notable items for the fiscal year and quarter are highlighted below. (Unless otherwise noted, all comparisons are with the prior fiscal year or prior year’s fiscal fourth quarter, as applicable.)

Full Year Fiscal 2022 Highlights

•	Record Revenue of $1.9 billion, up 15%

•	Net Earnings of $374.2 million, up 10%

•	Net Earnings from Continuing Operations of $374.2 million, up 12%

•	Diluted earnings per share from continuing operations of $9.14, up 14%

•	Adjusted EBITDA from Continuing Operations of $657.4 million, up 15%

•	Adjusted EBITDA from Continuing Operations is a non-GAAP financial measure calculated by excluding non-routine items and certain non-cash expenses in the manner described in Attachment 6

Fourth Quarter Fiscal 2022 Highlights

•	Record Revenue of $413.1 million, up 20%

•	Net Earnings of $74.3 million, up 13%

•	Diluted earnings per share from continuing operations of $1.90, up 22%

•	Adjusted EBITDA from Continuing Operations of $132.2 million, up 7%

•	Adjusted EBITDA from Continuing Operations is a non-GAAP financial measure calculated by excluding non-routine items and certain non-cash expenses in the manner described in Attachment 6

Commenting on the annual results, Michael Haack, President and CEO, said, “As we look back on another extraordinary year, I am extremely proud of our team’s ability to deliver record operating and financial results despite multiple external challenges, including transportation disruptions, supply chain constraints and, of course, continuing to navigate the COVID-19 pandemic. During the fiscal year, we expanded gross margins by 270 bps to 27.9%, reported record earnings per share of $9.14, generated operating cash flow of $517 million and repurchased nearly 4 million shares of our common stock for $590 million. Early in the year, we completed the refinancing of our capital structure, which included using cash on-hand and proceeds from a new $750 million 10-year bond with an interest rate of 2.50%, to repay existing loans. This refinancing resulted in a low-cost, long-dated capital structure with significant liquidity. At the end of the fiscal year, debt was $950 million, and our net leverage ratio (net debt to Adjusted EBITDA from Continuing Operations) was 1.4x, giving us substantial financial flexibility.”

“As we begin our new fiscal year, Eagle is well-positioned, both financially and geographically, to capitalize on the underlying demand fundamentals that are expected to support steady and sustainable construction activity growth over the near- and long-term. We expect that infrastructure investment should increase in the latter part of our fiscal year, as federal funding from the recently enacted Infrastructure Investment and Jobs Act begins in earnest. And, despite recent interest rate increases, housing demand remains strong across our geographies, outpacing the supply of homes. Nonresidential construction activity is also picking up.”

Mr. Haack concluded, “Employee health, safety and environmental stewardship remain core objectives, and we demonstrated meaningful progress in all areas over the year. Our safety performance outpaced the industry average, and we took significant steps to reduce our carbon footprint this year and over the next several years with the introduction of our new Portland Limestone Cement product. This product has lower carbon intensity than standard cement with similar performance attributes. A tremendous amount of effort went into this project, and we are beginning to realize the benefits.”

Capital Allocation Priorities

Eagle remains dedicated to a disciplined capital allocation process to enhance shareholder value. Consistent with our track record, our allocation priorities remain unchanged, as follows: 1. investing in growth opportunities that meet our strict financial return standards and are consistent with our strategic focus; 2. operating capital investments to maintain and strengthen our low-cost producer positions; and 3. returning excess cash to shareholders, primarily through our share repurchase program.

In the past three fiscal years, we have invested nearly $700 million in acquisitions, $260 million in organic capital expenditures and $956 million in share repurchases and dividends.

Increase in Authorization to Repurchase Common Stock

Eagle’s Board of Directors has authorized the repurchase of an additional 7.5 million shares of its common stock. This increase is in addition to the remaining authorized shares under the existing share repurchase authorization. The total new authorization plus remaining authorization is approximately 10.3 million shares and represents nearly 25% of Company shares outstanding. Share repurchases may be made from time to time in the open market or in privately negotiated transactions, which may include executing any or all of self-tender offers, entering into accelerated share repurchase programs with financial institutions, and making open market purchases and block trades, including plans intended to comply with the safe-harbor provided by Rule 10b5-1. Funding for such share repurchases will come from internally generated cash flow or from existing or new credit facilities.

Financial Results

Heavy Materials: Cement, Concrete and Aggregates

Fiscal 2022 revenue in the Heavy Materials sector, which includes Cement, Concrete and Aggregates, as well as Joint Venture and intersegment Cement revenue, was $1.2 billion, a 6% increase. Heavy Materials annual operating earnings increased 10% to $278.0 million primarily because of higher Cement net sales prices.

Fiscal 2022 Cement revenue, including Joint Venture and intersegment revenue, was up 7% to $1.0 billion, and Cement operating earnings increased 11% to $259.6 million. The annual revenue and earnings increases reflect higher net sales prices.

The average annual net Cement sales price for the year increased 7% to $119.13 per ton. Cement sales volume for the year was a record 7.5 million tons, up 1%.

Fourth quarter Cement revenue, including Joint Venture and intersegment revenue, was up 10% to $187.4 million. Operating earnings increased 23% to $28.4 million reflecting higher net sales prices, as well as lower operating costs. Prior-year operating expenses included a $6 million increase in energy costs primarily associated with the impact from Winter Storm Uri. The average net Cement sales price for the quarter increased 12% to $126.71 per ton. Cement sales volume for the quarter was down 2% to 1.3 million tons.

Fiscal 2022 revenue from Concrete and Aggregates increased 5% to $177.1 million driven by higher sales prices and increased Concrete volume. Concrete and Aggregates reported fiscal 2022 operating earnings of $18.5 million, down 3%, reflecting higher operating costs primarily related to diesel fuel.

Fourth quarter Concrete and Aggregates revenue was $37.2 million, an increase of 7%, due to higher pricing and improved Concrete sales volume. Fourth quarter operating earnings were $1.5 million, a 56% decrease, reflecting lower Aggregates sales volume and increased operating costs, primarily related to diesel fuel.

Light Materials: Gypsum Wallboard and Paperboard

Fiscal 2022 revenue in the Light Materials sector, which includes Gypsum Wallboard and Paperboard, increased 27% to $804.1 million, reflecting improved Wallboard sales volume and pricing. Gypsum Wallboard annual sales volume was a record 2.9 billion square feet (BSF), up 3%, and the average Gypsum Wallboard net sales price increased 27% to $190.76 per MSF. Paperboard annual sales volume was also a record at 334,000 tons, up 3%.

Fiscal 2022 Gypsum Wallboard and Paperboard operating earnings were $274.1 million, an increase of 42%, driven by improved sales volume and pricing, the effects of which were partially offset by increased operating costs primarily related to recycled fiber and energy.

Fourth quarter Gypsum Wallboard and Paperboard revenue increased 32% to $220.0 million, reflecting improved Wallboard sales volume and pricing. Gypsum Wallboard sales volume increased 6% to 750 million square feet (MMSF), while the average Gypsum Wallboard net sales price increased 27% to $204.20 per MSF.

Paperboard sales volume for the quarter was the same as the prior year at 82,000 tons. The average Paperboard net sales price for the fourth quarter was $628.96 per ton, up 31%, consistent with the pricing provisions in our long-term sales agreements.

Fourth quarter operating earnings in the sector were $77.0 million, an increase of 47%, reflecting improved Wallboard sales volume and pricing as well as higher Paperboard pricing.

Details of Financial Results

We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the Joint Venture). We use the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenue and operating earnings, which is consistent with the way management organizes the segments within Eagle for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenue as a part of a segment’s total revenue. Intersegment sales are eliminated on the Consolidated Statement of Earnings. Refer to Attachment 3 for a reconciliation of these amounts.

On September 18, 2020, the Company sold its Oil and Gas Proppants business to Smart Sand, Inc. The prior-year financial results of the Oil and Gas Proppants segment have been classified as Discontinued Operations on the Consolidated Statement of Earnings. The assets and liabilities of the Oil and Gas Proppants segment have been reflected on separate lines for Discontinued Operations on the Balance Sheet.

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Portland Cement, Gypsum Wallboard, Recycled Gypsum Paperboard, and Concrete and Aggregates from more than 70 facilities across the US. Eagle’s corporate headquarters is in Dallas, Texas.

Eagle’s senior management will conduct a conference call to discuss the financial results, forward looking information and other matters at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) on Thursday, May 19, 2022. The conference call will be webcast on the Eagle website, eaglematerials.com. A replay of the webcast and the presentation will be archived on the site for one year.

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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors, many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s businesses; public infrastructure expenditures; adverse weather conditions; the fact that our products are commodities and that prices for our products are subject to material fluctuation due to market conditions and other factors beyond our control; availability of raw materials; changes in the costs of energy, including, without limitation, natural gas, coal and oil, and the nature of our obligations to counterparties under energy supply contracts, such as those related to market conditions (such as fluctuations in spot market prices), governmental orders and other matters; changes in the cost and availability of transportation; unexpected operational difficulties, including unexpected maintenance costs, equipment downtime and interruption of production; material nonpayment or non-performance by any of our key customers; inability to timely execute announced capacity expansions; difficulties and delays in the development of new business lines; governmental regulation and changes in governmental and public policy (including, without limitation, climate change and other environmental regulation); possible outcomes of pending or future litigation or arbitration proceedings; changes in economic conditions or the nature or level of activity in any one or more of the markets or industries in which the Company or its customers are engaged; severe weather conditions (such as winter storms, tornados and hurricanes) and their effects on our facilities, operations and contractual arrangements with third parties; competition; cyber-attacks or data security breaches; announced increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction or construction projects undertaken by state or local governments; the availability of acquisitions or other growth opportunities that meet our financial return standards and fit our strategic focus; risks related to pursuit of acquisitions, joint ventures and other transactions or the execution or implementation of such transactions, including the integration of operations acquired by the Company; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas, coal and oil) and the cost of our raw materials could affect the revenue and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. Finally, any forward-looking statements made by the Company are subject to the risks and impacts associated with natural disasters, pandemics or other unforeseen events, including, without limitation, the COVID-19 pandemic and responses thereto designed to contain its spread and mitigate its public health effects, as well as their impact on economic conditions, capital and financial markets. Any resurgence of the COVID-19 pandemic and responses thereto may disrupt our business operations or have an adverse effect on demand for our products. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021 and subsequent quarterly and annual reports upon filing. These reports are filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214-432-2000.

Michael R. Haack

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Robert S. Stewart

Executive Vice President, Strategy, Corporate Development and Communications

Attachment 1 Consolidated Statement of Earnings

Attachment 2 Revenue and Earnings by Lines of Business

Attachment 3 Sales Volume, Net Sales Prices and Intersegment and Cement Revenue

Attachment 4 Consolidated Balance Sheets

Attachment 5 Depreciation, Depletion and Amortization by Lines of Business

Attachment 6 Reconciliation of EBITDA and Adjusted EBITDA

Attachment 7 Reconciliation of Net Debt to Adjusted EBITDA

Attachment 1

Eagle Materials Inc.

Consolidated Statement of Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2022	2021	2022	2021
Revenue	$413,117	$343,302	$1,861,522	$1,622,642
Cost of Goods Sold	313,941	273,472	1,341,908	1,214,287

Gross Profit	99,176	69,830	519,614	408,355
Equity in Earnings of Unconsolidated JV	7,703	8,985	32,488	37,441
Corporate General and Administrative Expenses	(13,815)	(9,286)	(46,801)	(49,511)
Loss on Early Retirement of Senior Notes	—	—	(8,407)	—
Gain on Sale of Businesses	—	—	—	51,973
Other Non-Operating Income	3,132	18,376	9,073	20,274

Earnings from Continuing Operations before Interest and Income Taxes	96,196	87,905	505,967	468,532
Interest Expense, net	(5,982)	(8,463)	(30,873)	(44,420)

Earnings from Continuing Operations before Income Taxes	90,214	79,442	475,094	424,112
Income Tax Expense	(15,898)	(13,431)	(100,847)	(89,946)

Net Earnings from Continuing Operations	$74,316	$66,011	$374,247	$334,166
Earnings from Discontinued Operations, net of tax	—	—	—	5,278

Net Earnings	$74,316	$66,011	$374,247	$339,444

BASIC EARNINGS PER SHARE
Continuing Operations	$1.91	$1.58	$9.23	$8.04
Discontinued Operations	—	—	—	0.13

Net Earnings	$1.91	$1.58	$9.23	$8.17

DILUTED EARNINGS PER SHARE
Continuing Operations	$1.90	$1.56	$9.14	$7.99
Discontinued Operations	—	—	—	0.13

Net Earnings	$1.90	$1.56	$9.14	$8.12

AVERAGE SHARES OUTSTANDING
Basic	38,867,550	41,821,935	40,547,048	41,543,067

Diluted	39,208,296	42,264,279	40,929,712	41,826,709

Attachment 2

Eagle Materials Inc.

Revenue and Earnings by Lines of Business

(dollars in thousands)

(unaudited)

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2022	2021	2022	2021
Revenue*
Heavy Materials:
Cement (Wholly Owned)	$155,926	$142,080	$880,280	$818,503
Concrete and Aggregates	37,234	34,809	177,122	168,723

	193,160	176,889	1,057,402	987,226
Light Materials:
Gypsum Wallboard	189,316	141,991	692,152	539,009
Gypsum Paperboard	30,641	24,422	111,968	96,407

	219,957	166,413	804,120	635,416

Total Revenue	$413,117	$343,302	$1,861,522	$1,622,642

Segment Operating Earnings
Heavy Materials:
Cement (Wholly Owned)	$20,720	$14,170	$227,068	$196,516
Cement (Joint Venture)	7,703	8,985	32,488	37,441
Concrete and Aggregates	1,469	3,306	18,467	19,054

	29,892	26,461	278,023	253,011
Light Materials:
Gypsum Wallboard	71,051	47,613	261,476	167,336
Gypsum Paperboard	5,936	4,741	12,603	25,449

	76,987	52,354	274,079	192,785

Sub-total	106,879	78,815	552,102	445,796
Corporate General and Administrative Expense	(13,815)	(9,286)	(46,801)	(49,511)
Gain on Sale of Businesses	—	—	—	51,973
Loss on Early Retirement of Senior Notes	—	—	(8,407)	—
Other Non-Operating Income	3,132	18,376	9,073	20,274

Earnings from Continuing Operations before Interest and Income Taxes	$96,196	$87,905	$505,967	$468,532

*	Excluding Intersegment and Joint Venture Revenue listed on Attachment 3

Attachment 3

Eagle Materials Inc.

Sales Volume, Net Sales Prices and Intersegment and Cement Revenue

(unaudited)

	Sales Volume
	Quarter Ended March 31,			Fiscal Year Ended March 31,
	2022	2021	Change	2022	2021	Change
Cement (M Tons):
Wholly Owned	1,128	1,147	-2%	6,711	6,576	+2%
Joint Venture	209	212	-1%	823	890	-8%

	1,337	1,359	-2%	7,534	7,466	+1%
Concrete (M Cubic Yards)	270	268	+1%	1,333	1,300	+3%
Aggregates (M Tons)	342	423	-19%	1,525	1,956	-22%
Gypsum Wallboard (MMSFs)	750	706	+6%	2,944	2,857	+3%
Paperboard (M Tons):
Internal	35	34	+3%	144	135	+7%
External	47	48	-2%	190	190	0%

	82	82	0%	334	325	+3%

	Average Net Sales Price*
	Quarter Ended March 31,			Fiscal Year Ended March 31,
	2022	2021	Change	2022	2021	Change
Cement (Ton)	$126.71	$112.77	+12%	$119.13	$111.19	+7%
Concrete (Cubic Yard)	$124.13	$115.30	+8%	$120.97	$115.59	+5%
Aggregates (Ton)	$11.12	$9.39	+18%	$10.45	$9.51	+10%
Gypsum Wallboard (MSF)	$204.20	$161.07	+27%	$190.76	$149.62	+27%
Paperboard (Ton)	$628.96	$481.40	+31%	$558.28	$486.15	+15%

*	Net of freight and delivery costs billed to customers

	Intersegment and Cement Revenue (dollars in thousands)
	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2022	2021	2022	2021
Intersegment Revenue:
Cement	$4,558	$3,323	$22,915	$20,862
Concrete and Aggregates	—	—	—	106
Paperboard	22,585	16,668	82,086	67,100

	$27,143	$19,991	$105,001	$88,068

Cement Revenue:
Wholly Owned	$155,926	$142,080	$880,280	$818,503
Joint Venture	26,876	25,588	103,899	105,191

	$182,802	$167,668	$984,179	$923,694

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	March 31,
	2022	2021
ASSETS
Current Assets –
Cash and Cash Equivalents	$19,416	$263,520
Restricted Cash	—	5,000
Accounts and Notes Receivable, net	176,276	147,133
Inventories	236,661	235,749
Federal Income Tax Receivable	7,202	2,838
Prepaid and Other Assets	3,172	7,449
Current Assets of Discontinued Operations	—	—

Total Current Assets	442,727	661,689

Property, Plant and Equipment, net	1,616,539	1,659,100
Investments in Joint Venture	80,637	75,399
Operating Lease Right of Use Asset	23,856	25,811
Notes Receivable	8,485	8,419
Goodwill and Intangibles	387,898	392,315
Other Assets	19,510	15,948

	$2,579,652	$2,838,681

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$113,679	$84,171
Accrued Liabilities	86,754	78,840
Operating Lease Liabilities	7,118	6,343

Total Current Liabilities	207,551	169,354

Long-term Liabilities	67,911	75,735
Bank Credit Facility	200,000	—
Bank Term Loan	—	662,186
2.500% Senior Unsecured Notes due 2031	738,265	—
4.500% Senior Unsecured Notes due 2026	—	346,430
Deferred Income Taxes	232,369	225,986
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 38,710,929 and 42,370,878 Shares, respectively.	387	424
Capital in Excess of Par Value	—	62,497
Accumulated Other Comprehensive Losses	(3,175)	(3,440)
Retained Earnings	1,136,344	1,299,509

Total Stockholders’ Equity	1,133,556	1,358,990

	$2,579,652	$2,838,681

Attachment 5

Eagle Materials Inc.

Depreciation, Depletion and Amortization by Lines of Business

(dollars in thousands)

(unaudited)

The following table presents depreciation, depletion and amortization by lines of business for the quarters and fiscal years ended March 31, 2022 and 2021:

	Depreciation, Depletion and Amortization
	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2022	2021	2022	2021
Cement	$20,077	$19,686	$79,560	$77,524
Concrete and Aggregates	2,314	2,697	9,656	10,807
Gypsum Wallboard	5,546	5,445	22,024	21,646
Paperboard	3,705	3,708	14,721	13,913
Corporate and Other	691	1,272	2,850	4,976

	$32,333	$32,808	$128,811	$128,866

Attachment 6

Eagle Materials Inc.

Reconciliation of EBITDA and Adjusted EBITDA

(unaudited)

(dollars in thousands)

We present Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA from Continuing Operations) and Adjusted EBITDA from Continuing Operations to provide more consistent comparison of operating performance from period to period. EBITDA from Continuing Operations is a non-GAAP financial measure that provides supplemental information regarding the operating performance of our business without regard to financing methods, capital structures or historical cost basis. Adjusted EBITDA from Continuing Operations is also a non-GAAP financial measure that excludes the impact from non-routine items, such as impairment losses, business development costs and gains on sale of businesses (Non-routine Items) and stock-based compensation. Management uses EBITDA from Continuing Operations and Adjusted EBITDA from Continuing Operations as alternative bases for comparing the operating performance of Eagle from period to period and for purposes of its budgeting and planning processes. Adjusted EBITDA from Continuing Operations may not be comparable to similarly titled measures of other companies because other companies may not calculate Adjusted EBITDA from Continuing Operations in the same manner. Neither EBITDA from Continuing Operations nor Adjusted EBITDA from Continuing Operations should be considered in isolation or as an alternative to net income, cash flow from operations or any other measure of financial performance or liquidity in accordance with GAAP. The following shows the calculation of EBITDA from Continuing Operations and Adjusted EBITDA from Continuing Operations and reconciles them to net earnings in accordance with GAAP for the quarters and fiscal years ended March 31, 2022 and 2021:

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2022	2021	2022	2021
Net Earnings, as reported	$74,316	$66,011	$374,247	$339,444
(Earnings) Loss from Discontinued Operations	—	—	—	(5,278)
Income Tax Expense	15,898	13,431	100,847	89,946
Interest Expense	5,982	8,463	30,873	44,420
Depreciation, Depletion and Amortization	32,333	32,808	128,811	128,866

EBITDA from Continuing Operations	$128,529	$120,713	$634,778	$597,398
Gain on Sale of Businesses	—	—	—	(51,973)
Business Development Costs [1]	—	—	—	6,575
Kosmos purchase accounting [2]	—	—	—	3,700
Loss on early Retirement of Senior Notes	—	—	8,407	—
Stock-based Compensation	3,627	3,236	14,264	15,293

Adjusted EBITDA from Continuing Operations	$132,156	$123,949	$657,449	$570,993

[1]	Represents non-routine expenses associated with acquisitions and separation costs
[2]	Represents the impact of purchase accounting on inventory costs

Attachment 7

Eagle Materials Inc.

Reconciliation of Net Debt to Adjusted EBITDA

(unaudited)

(dollars in thousands)

GAAP does not define “Net Debt” and it should not be considered as an alternative to cash flow or liquidity measures defined by GAAP. We define Net Debt as total debt minus cash and cash equivalents to indicate the amount of total debt that would remain if the Company applied the cash and cash equivalents held by it to the payment of outstanding debt. The Company also uses “Net Debt to Adjusted EBITDA from Continuing Operations,” which it defines as Net Debt divided by Adjusted EBITDA from Continuing Operations for the trailing twelve months, as a metric of its current leverage position. We present this metric for the convenience of the investment community and rating agencies who use such metrics in their analysis, and for investors who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

	Fiscal Year Ended March 31,
	2022	2021
Total debt, excluding debt issuance costs	$950,000	$1,015,000
Cash and cash equivalents	19,416	263,520

Net Debt	$930,584	$751,480
Adjusted EBITDA from Continuing Operations	657,449	570,993

Net Debt to Adjusted EBITDA from Continuing Operations	1.4x	1.3x